As filed with the Securities and Exchange Commission on April 25, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Newmont Mining Corporation

(Exact name of registrant as specified in its charter)

Delaware	84-1611629
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 South Fiddlers Green Circle Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Newmont Mining Corporation

2013 Stock Incentive Compensation Plan

(Full title of the plan)

Stephen P. Gottesfeld

Executive Vice President, General Counsel and Corporate Secretary

Newmont Mining Corporation

6363 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

(Name and address of agent for service)

(303) 863-7414

(Telephone number, including area code, of agent for service)

Copy to:

Laura M. Sizemore

David M. Johansen

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Tel: (212) 819-8200

Fax: (212) 354-8113

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.60 par value	10,000,000(1)(2)	$32.47(3)	$324,700,000(3)	$44,289.08

(1)	Includes (a) 3,200,000 shares of common stock, par value $1.60 per share (“Common Stock”), that are reserved for issuance under the Registrant’s 2013 Stock Incentive Compensation Plan (the “2013 Plan”), plus (b) 6,800,000 shares of Common Stock previously registered under Registration Statement No. 333-171298, filed with the Securities and Exchange Commission on December 21, 2010, for offer or sale under the Registrant’s 2005 Stock Incentive Plan (the “Prior Plan”), which may now be issued under the 2013 Plan.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of shares that may be offered and sold as a result of anti-dilution provisions described in the 2013 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 23, 2013.

EXPLANATORY NOTE

Newmont Mining Corporation (the “Corporation” or “Registrant”) has filed this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of (i) 3,200,000 shares of common stock, par value $1.60 per share (“Common Stock”) of the Registrant, not previously registered, pursuant to the Newmont Mining Corporation 2013 Stock Incentive Compensation Plan (the “2013 Plan”) and (ii) 6,800,000 shares of Common Stock of the Registrant, which were previously registered (as further described below) pursuant to the Newmont Mining Corporation 2005 Stock Incentive Plan (the “Prior Plan”) under Registration Statement No. 333-171298, as filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2010, (the “Prior Registration Statement”).

On February 20, 2013, the Board of Directors adopted, subject to shareholder approval, the 2013 Plan. On April 24, 2013, the 2013 Plan was approved by the shareholders at the Registrant’s annual meeting of shareholders. This Registration Statement registers 3,200,000 shares of Common Stock, not previously registered, under the 2013 Plan. In addition, this Registration Statement registers 6,800,000 shares of Common Stock which were previously registered under the Prior Registration Statement for offer or sale under the Prior Plan and which may be offered or sold under the 2013 Plan (the “Carried-Over Shares”). The Carried-Over Shares are no longer available for new awards under the Prior Plan. Any shares of Common Stock previously registered under the Prior Registration Statement and not utilized as Carried-Over Shares will remain registered under the Prior Registration Statement. Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the 2013 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to each participant in the 2013 Plan as may be required by Rule 428(b). Such documents are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to participants will also indicate the availability without charge, upon written or oral request, of other documents required to be delivered to employees pursuant to Rule 428(b) and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Prospectus the following:

•	the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Commission on February 22, 2013;

•	the Corporation’s Current Reports on Form 8-K filed with the Commission on February 22, 2013, March 26, 2013 and April 12, 2013; and

•

the description of the Corporation’s Common Stock contained in the Corporation’s Registration Statement on Form 8-A (No. 001-31240) filed with the Commission on February 15, 2002 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed on Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes and empowers the Corporation to indemnify the directors, officers, employees and agents of the Corporation against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought, or threatened to be brought, against any such person as a result of his or her relationship with the Corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action, provided that such persons had no reasonable cause to believe their conduct was unlawful. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of the Corporation’s Certificate of Incorporation provides that the directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

The By-Laws of the Corporation provide that each person who at any time is or shall have been a director or officer of the Corporation, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer or trustee at the request of the Corporation, and his heirs, executors and administrators, shall be indemnified by the Corporation in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Section 6 of Article VI of the By-Laws of the Corporation facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between the Corporation and the director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index hereto and are incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a) (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) that, for purposes of determining any liability under the Securities Act, each filing of the Corporation’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the provisions described in Item 6, or otherwise, the Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on the 25th day of April, 2013.

NEWMONT MINING CORPORATION

By:	/s/ Stephen P. Gottesfeld
Name:	Stephen P. Gottesfeld
Title:	Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 25th day of April, 2013.

Signature	Title

*
Gary J. Goldberg	President, Chief Executive Officer
and Director (Principal Executive Officer)

*
Russell Ball	Executive Vice President and Chief Financial
Officer (Principal Financial Officer)

*
Christopher S. Howson	Vice President and Controller
(Principal Accounting Officer)

*
Vincent A. Calarco	Non-Executive Chairman of the Board

*
Bruce R. Brook	Director

*
J. Kofi Bucknor	Director

*
Joseph A. Carrabba	Director

*
Noreen Doyle	Director

*
Veronica M. Hagen	Director

*
Jane Nelson	Director

*
Donald C. Roth	Director

*
Simon R. Thompson	Director

*	By:	/s/ Stephen P. Gottesfeld
	Name:	Stephen P. Gottesfeld
as Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Documents

5	Opinion of White & Case LLP with respect to the legality of the Common Stock being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of White & Case LLP (included in Exhibit 5 to this Registration Statement).

24	Power of Attorney of certain officers and directors.

99.1	Newmont Mining Corporation 2013 Stock Incentive Compensation Plan.